EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2023 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Continued to grow our mass timber business with the acquisition of substantially all of the U.S. and Canadian mass timber assets of the Structurlam group of companies and ramping up operations and its order book
•
Second quarter negative Operating EBITDA* of $68.7 million and net loss of $98.3 million after giving effect to a non-cash inventory impairment of $51.4 million or $0.77 per share
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, August 3, 2023 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2023 Operating EBITDA decreased to negative $68.7 million from positive $145.1 million in the second quarter of 2022 and positive $27.5 million in the first quarter of 2023.

In the second quarter of 2023, net loss was $98.3 million (or $1.48 per share) compared to net income of $71.4 million (or $1.08 per basic share and $1.07 per diluted share) in the second quarter of 2022 and a net loss of $30.6 million (or $0.46 per share) in the first quarter of 2023.

In the first half of 2023, Operating EBITDA was negative $41.2 million a decrease from positive $299.5 million in the same period of 2022. In the first half of 2023, net loss was $128.9 million (or $1.94 per share) compared to net income of $160.3 million (or $2.43 per basic share and $2.41 per diluted share) in the same period of 2022.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “Our second quarter results were negatively impacted by the overall weakness in the pulp and lumber markets. Lower pulp prices were primarily the result of weak

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

demand for paper caused by weak economic growth and high inventory levels along with slower than anticipated market recovery in post-Covid China. In particular, on average, hardwood pulp prices declined by over $225 per tonne or approximately 32% in the current quarter. As a result of this weakness in the pulp market, we took a non-cash inventory impairment of $51.4 million in the current quarter, of which $26.3 million related to hardwood fiber inventory and pulp at our Mercer Peace River mill. The mill had materially built up its hardwood fiber inventory in connection with the start-up of its new woodroom which commenced operations in the recent quarter.

In the recent quarter we had 60 days of downtime (approximately 59,000 ADMTs) at our pulp mills which included 25 days for planned maintenance and 35 days for market curtailment at Peace River and Cariboo mills. All other mills ran very efficiently during the quarter. In the third quarter, we currently expect about 44 days of downtime (54,800 ADMTs) at our pulp mills comprised of 14 days of planned maintenance and an aggregate of 30 days because of logistical backlogs at our Celgar mill and market weakness. Lumber prices were also weak through the second quarter as high interest rates and uncertain economic indicators reduced overall demand.

Overall per unit fiber costs for our pulp segment decreased modestly in the second quarter compared to the first quarter but remained at historically elevated levels. Per unit fiber costs for our solid wood segment increased modestly in the second quarter.

During the second quarter we continued to execute on our long-term strategic plan by acquiring the cross-laminated timber ("CLT") and glulam assets of Structurlam. As a result of this acquisition, we now own the most modern mass timber facilities in the U.S. which represent approximately 35% of the North American CLT production capacity. The acquisition allows us to now provide the glulam products required by many of our CLT customers and better serve customers across North America. We believe that mass timber will continue to grow as a key foundational block in the construction industry. We saw strong growth in our mass timber business as we continued to ramp up operations. Revenues in the current quarter and in the first half of the year were more than double those of the comparative periods.

In the second quarter we also commissioned the lignin pilot production and research and development facility at our Rosenthal mill. This facility can produce approximately 250 tonnes of lignin per year. The facility was completed on time and on budget. A formal "ribbon cutting" ceremony is planned for late August with key government officials, business partners, research institutions and several other stakeholders. We are excited about the potential lignin has as a sustainable green alternative to displace fossil fuels and hydrocarbon based products, very much in line with our strategy to develop new revenue streams from our existing assets that can contribute strongly to the circular economy.

We finished the current quarter with $445.6 million of liquidity."

Mr. Bueno concluded: “Although the current pulp and lumber markets have negatively impacted our short-term financial results, our cash and liquidity levels continue to be healthy. We are fully committed to executing our strategic plan and rebalancing our asset portfolio. Growing and diversifying our solid wood and bio-product revenues are key components of our strategy. In the current market cycle we will continue to prudently manage our liquidity, lower working capital usage and reduce our discretionary capital expenditures to lower costs.”

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2023	2023	2022	2023	2022
	(in thousands, except per share amounts)
Revenues	$529,863	$522,666	$572,326	$1,052,529	$1,165,067
Operating income (loss)	$(108,832)	$(20,121)	$114,031	$(128,953)	$236,382
Operating EBITDA	$(68,680)	$27,470	$145,059	$(41,210)	$299,526
Net income (loss)	$(98,306)	$(30,578)	$71,372	$(128,884)	$160,269
Net income (loss) per common share
Basic	$(1.48)	$(0.46)	$1.08	$(1.94)	$2.43
Diluted	$(1.48)	$(0.46)	$1.07	$(1.94)	$2.41

Consolidated – Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022

Total revenues in the second quarter of 2023 decreased by approximately 7% to $529.9 million from $572.3 million in the same quarter of 2022 primarily due to lower pulp, lumber and energy sales realizations partially offset by higher sales volumes and the inclusion of Torgau.

Costs and expenses in the second quarter of 2023 increased by approximately 39% to $638.7 million from $458.3 million in the second quarter of 2022 primarily due to the inclusion of Torgau, a non-cash inventory impairment of $51.4 million at our Canadian pulp mills, higher sales volumes and higher per unit fiber costs. The impairment charges are primarily caused by lower pulp sales realizations and higher per unit fiber costs. In the second quarter of 2023, we received an aggregate of $22.0 million of insurance proceeds relating to the 2021 turbine downtime at our Rosenthal mill and the July 2022 fire at our Stendal mill.

In the second quarter of 2023, Operating EBITDA decreased to negative $68.7 million from positive $145.1 million in the same quarter of 2022 primarily due to lower pulp, lumber and energy sales realizations, the non-cash inventory impairment at our Canadian pulp mills and higher per unit fiber costs partially offset by higher sales volumes and insurance proceeds.

Segment Results

Pulp

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Pulp revenues	$374,175	$418,579
Energy and chemical revenues	$28,519	$41,725
Operating income (loss)	$(83,459)	$75,471

In the second quarter of 2023, pulp segment operating loss was $83.5 million compared to operating income of $75.5 million in the same quarter of 2022 primarily as a result of lower pulp and energy sales realizations, the non-cash inventory impairment and higher per unit fiber costs partially offset by the receipt of insurance proceeds of $22.0 million and higher pulp sales volumes.

In the second quarter of 2023, pulp segment revenues declined approximately 13% to $402.7 million from $460.3 million in the same quarter of 2022, reflecting weaker pulp markets and lower energy revenue.

Pulp revenues in the second quarter of 2023 decreased by approximately 11% to $374.2 million from $418.6 million in the same quarter of 2022 due to lower sales realizations partially offset by higher sales volumes. Total pulp sales volumes increased by approximately 14% to 536,878 ADMTs in the second quarter of 2023 from 471,537 ADMTs in the same quarter of 2022 primarily because of stronger customer demand resulting from lower prices. In the second quarter of 2023, third party industry quoted average list prices for NBSK pulp were materially lower in all our markets compared to the same quarter of 2022.

Our average NBSK pulp sales realizations decreased by approximately 21% to $706 per ADMT in the second quarter of 2023 from approximately $890 per ADMT in the same quarter of 2022.

Energy and chemical revenues decreased by approximately 32% to $28.5 million in the second quarter of 2023 from $41.7 million in the same quarter of 2022 as a result of lower energy sales realizations.

Costs and expenses in the second quarter of 2023 increased by approximately 26% to $486.3 million from $384.8 million in the second quarter of 2022 primarily due to the $51.4 million non-cash inventory impairment charges at our Canadian mills, higher pulp sales volumes and higher per unit fiber costs partially offset by the receipt of insurance proceeds in 2023.

In the second quarter of 2023 per unit fiber costs increased by approximately 22% from the same quarter of 2022 due to higher per unit fiber costs for all of our mills. Our German mills had higher per unit fiber costs as a result of strong demand from other wood consumers such as heating pellet manufacturers. For our Canadian mills, per unit fiber costs increased due to strong demand in the mills' fiber baskets and for our Celgar mill a decrease in the availability of wood chips because of regional sawmill curtailments. We currently expect per unit fiber costs to decrease in the third quarter of 2023 because of more stable supply and increased wood chip availability as a result of stronger sawmill production.

Solid Wood

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Lumber revenues	$59,264	$96,268
Energy revenues	$5,360	$5,055
Manufactured products revenues(1)	$15,989	$6,295
Pallet revenues	$32,675	$—
Biofuel revenues(2)	$10,242	$—
Wood residuals revenues	$2,520	$3,367
Operating income (loss)	$(22,493)	$43,726

______________

(1)
Manufactured products primarily includes cross-laminated timber and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the second quarter of 2023, operating loss was $22.5 million compared to operating income of $43.7 million in the same quarter of 2022 primarily due to lower sales realizations.

In the second quarter of 2023, solid wood segment revenues increased by approximately 14% to $126.1 million from $111.0 million in the second quarter of 2022 primarily as a result of the inclusion of Torgau and the ramping up of our mass timber operations partially offset by lower lumber revenues.

In the second quarter of 2023, lumber revenues decreased by approximately 38% to $59.3 million from $96.3 million in the same quarter of 2022 due to lower sales realizations partially offset by higher sales volumes. In the second quarter of 2023, both U.S. and European realized lumber prices were lower because of decreased demand as a result of higher interest rates and an uncertain economic outlook compared to the same quarter of 2022. The U.S. market accounted for approximately 58% of our lumber revenues and approximately 54% of our lumber sales volumes in the second quarter of 2023. Most of the balance of our lumber sales were to Europe.

In the second quarter of 2023, our mass timber facility continued its ramp up of operations and increased its revenues to $16.0 million from $6.3 million in the comparative quarter of 2022 as a result of higher CLT sales volumes and realizations.

Energy and wood residuals revenues in the second quarter of 2023 decreased by approximately 6% to $7.9 million from $8.4 million in the same quarter of 2022 primarily caused by lower sales realizations.

Pallet revenues of $32.7 million and biofuel revenues of $10.2 million in the second quarter of 2023 are from the inclusion of Torgau.

In the second quarter of 2023, lumber production increased by approximately 9% to 122.3 MMfbm from 112.2 MMfbm in the same quarter of 2022 as a result of the inclusion of Torgau and modestly higher production at our Friesau mill.

Lumber sales volumes increased by approximately 21% to 133.9 MMfbm in the second quarter of 2023 from 111.0 MMfbm in the same quarter of 2022 primarily due to higher production and stronger customer demand resulting from lower prices.

Average lumber sales realizations decreased by approximately 49% to $443 per Mfbm in the second quarter of 2023 from approximately $867 per Mfbm in the same quarter of 2022 as a result of lower demand in both the U.S. and European markets.

Fiber costs were approximately 80% of our lumber cash production costs in the second quarter of 2023. In the second quarter of 2023, per unit fiber costs for lumber production increased by approximately 7% compared to the same quarter of 2022. Higher per unit fiber costs were due to strong fiber demand in Germany. We currently expect stable per unit fiber costs in the third quarter of 2023.

Consolidated – Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Total revenues for the first half of 2023 decreased by approximately 10% to $1,052.5 million from $1,165.1 million in the first half of 2022 primarily due to lower lumber, pulp and energy sales realizations and lower pulp sales volumes partially offset by the inclusion of Torgau and higher lumber sales volumes.

Costs and expenses in the first half of 2023 increased by approximately 27% to $1,181.5 million from $928.7 million in the first half of 2022 primarily caused by the inclusion of Torgau, higher per unit fiber and chemical costs and inventory impairment charges at our Canadian pulp mills of $66.6 million which were primarily non-cash. The impairment charges are primarily the result of lower pulp sales realizations and higher per unit fiber costs. These increases were partially offset by lower pulp sales volumes, the receipt of $29.5 million of insurance proceeds in the first half of 2023 and the net positive impact of a stronger dollar on our Canadian dollar denominated costs and expenses.

In the first half of 2023, Operating EBITDA was negative $41.2 million compared to a positive $299.5 million in the same period of 2022 primarily due to lower lumber, pulp and energy sales realizations, higher per unit fiber and chemical costs and the non-cash inventory impairment at our Canadian pulp mills partially offset by insurance proceeds received in the first half of 2023 and the net positive impact of a stronger dollar on our Canadian dollar denominated expenses.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2023	2022
	(in thousands)
Cash and cash equivalents	$213,338	$354,032
Working capital	$628,881	$800,114
Total assets	$2,633,369	$2,725,037
Long-term liabilities	$1,529,436	$1,508,192
Total shareholders' equity	$733,469	$838,784

As of June 30, 2023, we had cash and cash equivalents of $213.3 million and approximately $232.3 million available under our revolving credit facilities providing us with aggregate liquidity of about $445.6 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on October 4, 2023 to all shareholders of record on September 27, 2023. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for August 4, 2023 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/totdurc6 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the web site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2023	2023	2022	2023	2022
	(in thousands, except per share amounts)
Pulp segment revenues	$402,694	$400,401	$460,304	$803,095	$946,235
Solid wood segment revenues	126,050	121,014	110,985	247,064	215,782
Corporate and other revenues	1,119	1,251	1,037	2,370	3,050
Total revenues	$529,863	$522,666	$572,326	$1,052,529	$1,165,067

Pulp segment operating income (loss)	$(83,459)	$12,771	$75,471	$(70,688)	$161,707
Solid wood segment operating income (loss)	(22,493)	(27,069)	43,726	(49,562)	82,027
Corporate and other operating loss	(2,880)	(5,823)	(5,166)	(8,703)	(7,352)
Total operating income (loss)	$(108,832)	$(20,121)	$114,031	$(128,953)	$236,382

Pulp segment depreciation and amortization	$27,783	$27,399	$27,001	$55,182	$54,685
Solid wood segment depreciation and amortization	12,126	19,898	3,792	32,024	7,986
Corporate and other depreciation and amortization	243	294	235	537	473
Total depreciation and amortization	$40,152	$47,591	$31,028	$87,743	$63,144

Operating EBITDA	$(68,680)	$27,470	$145,059	$(41,210)	$299,526
Income tax recovery (provision)	$27,479	$5,356	$(34,126)	$32,835	$(58,362)
Net income (loss)	$(98,306)	$(30,578)	$71,372	$(128,884)	$160,269
Net income (loss) per common share
Basic	$(1.48)	$(0.46)	$1.08	$(1.94)	$2.43
Diluted	$(1.48)	$(0.46)	$1.07	$(1.94)	$2.41
Common shares outstanding at period end	66,525	66,421	66,167	66,525	66,167

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2023	2023	2022	2023	2022
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	450.7	430.0	418.3	880.7	853.8
NBHK	24.9	72.3	51.6	97.3	108.4
Annual maintenance downtime ('000 ADMTs)	24.5	13.5	54.2	38.0	54.2
Annual maintenance downtime (days)	25	10	43	35	43
Pulp sales ('000 ADMTs)
NBSK	473.6	378.6	405.7	852.1	910.8
NBHK	63.3	57.4	65.8	120.7	115.8
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,247	1,377	1,437	1,312	1,383
China	668	891	1,008	780	954
North America	1,510	1,675	1,743	1,593	1,635
Average NBHK pulp prices ($/ADMT)(1)
China	483	710	815	597	742
North America	1,277	1,523	1,517	1,400	1,414
Average pulp sales realizations ($/ADMT)(2)
NBSK	706	849	890	769	847
NBHK	602	809	843	700	780
Energy production ('000 MWh)(3)	538.3	534.6	496.6	1,073.0	1,028.1
Energy sales ('000 MWh)(3)	207.7	196.9	199.3	404.6	394.0
Average energy sales realizations ($/MWh)(3)	101	122	186	114	186
Solid Wood Segment
Lumber
Production (MMfbm)	122.3	134.0	112.2	256.3	227.8
Sales (MMfbm)	133.9	139.9	111.0	273.7	220.9
Average sales realizations ($/Mfbm)	443	429	867	436	854
Energy
Production and sales ('000 MWh)	41.9	40.5	25.5	82.4	50.0
Average sales realizations ($/MWh)	128	141	198	134	205
Manufactured products(4)
Production ('000 cubic meters)	3.2	0.8	7.5	4.0	13.0
Sales ('000 cubic meters)	6.1	4.3	6.6	10.4	12.2
Average sales realizations ($/cubic meters)	2,243	666	954	1,587	824
Pallets
Production ('000 units)	2,747.2	2,880.2	-	5,627.4	-
Sales ('000 units)	2,882.7	2,942.4	-	5,825.2	-
Average sales realizations ($/unit)	11	12	-	12	-
Biofuels(5)
Production ('000 tonnes)	43.6	32.6	-	76.2	-
Sales ('000 tonnes)	40.4	25.8	-	66.2	-
Average realizations ($/tonne)	254	315	-	277	-
Average Spot Currency Exchange Rates
$ / €(6)	1.0888	1.0730	1.0646	1.0810	1.0929
$ / C$(6)	0.7447	0.7393	0.7836	0.7420	0.7866

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)
Manufactured products includes cross-laminated timber and finger joint lumber.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$529,863	$572,326	$1,052,529	$1,165,067
Costs and expenses
Cost of sales, excluding depreciation and amortization	566,200	403,671	1,027,538	819,766
Cost of sales depreciation and amortization	40,103	31,004	87,601	63,101
Selling, general and administrative expenses	32,392	23,620	66,343	45,818
Operating income (loss)	(108,832)	114,031	(128,953)	236,382
Other income (expenses)
Interest expense	(20,091)	(17,332)	(39,138)	(34,796)
Other income	3,138	8,799	6,372	17,045
Total other expenses, net	(16,953)	(8,533)	(32,766)	(17,751)
Income (loss) before income taxes	(125,785)	105,498	(161,719)	218,631
Income tax recovery (provision)	27,479	(34,126)	32,835	(58,362)
Net income (loss)	$(98,306)	$71,372	$(128,884)	$160,269
Net income (loss) per common share
Basic	$(1.48)	$1.08	$(1.94)	$2.43
Diluted	$(1.48)	$1.07	$(1.94)	$2.41
Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$213,338	$354,032
Accounts receivable, net	335,402	351,993
Inventories	429,873	450,470
Prepaid expenses and other	20,732	21,680
Total current assets	999,345	1,178,175
Property, plant and equipment, net	1,431,017	1,341,322
Investment in joint ventures	49,223	45,635
Amortizable intangible assets, net	52,115	61,497
Goodwill	34,792	30,937
Operating lease right-of-use assets	17,794	15,049
Pension asset	3,832	4,397
Other long-term assets	45,251	48,025
Total assets	$2,633,369	$2,725,037
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$369,851	$377,306
Pension and other post-retirement benefit obligations	613	755
Total current liabilities	370,464	378,061
Long-term debt	1,403,857	1,346,508
Pension and other post-retirement benefit obligations	11,222	12,178
Operating lease liabilities	11,670	9,475
Other long-term liabilities	14,431	14,072
Deferred income tax	88,256	125,959
Total liabilities	1,899,900	1,886,253
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,525,000 issued and outstanding (2022 – 66,167,000)	66,471	66,132
Additional paid-in capital	356,769	354,495
Retained earnings	459,264	598,119
Accumulated other comprehensive loss	(149,035)	(179,962)
Total shareholders’ equity	733,469	838,784
Total liabilities and shareholders’ equity	$2,633,369	$2,725,037

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from (used in) operating activities
Net income (loss)	$(98,306)	$71,372	$(128,884)	$160,269
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	40,152	31,028	87,743	63,144
Deferred income tax provision (recovery)	(34,105)	6,624	(44,049)	15,007
Inventory impairment	51,400	—	66,600	—
Defined benefit pension plans and other post-retirement benefit plan expense	451	439	897	877
Stock compensation expense	1,387	1,517	2,613	2,466
Foreign exchange transaction losses (gains)	224	(9,591)	494	(13,419)
Other	(5,452)	30	(6,601)	(771)
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,318)	(1,200)	(1,565)	(2,394)
Changes in working capital
Accounts receivable	12,168	65,509	23,510	13,382
Inventories	58,880	(13,342)	(27,554)	(15,067)
Accounts payable and accrued expenses	(7,490)	3,813	(7,181)	3,246
Other	(3,293)	(1,658)	(975)	(3,389)
Net cash from (used in) operating activities	14,698	154,541	(34,952)	223,351
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(39,482)	(47,028)	(72,911)	(80,321)
Acquisition	(82,100)	—	(82,100)	—
Property insurance proceeds	2,710	—	2,710	6,410
Purchase of term deposit	—	(75,000)	—	(75,000)
Other	1,120	474	1,925	567
Net cash from (used in) investing activities	(117,752)	(121,554)	(150,376)	(148,344)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	24,305	(13,066)	54,407	17,438
Dividend payments	(4,982)	(4,960)	(4,982)	(4,960)
Payment of debt issuance costs	—	—	—	(1,184)
Proceeds from government grants	—	—	—	1,067
Payment of finance lease obligations	(1,898)	(1,671)	(3,787)	(6,606)
Other	(115)	277	(229)	(566)
Net cash from (used in) financing activities	17,310	(19,420)	45,409	5,189
Effect of exchange rate changes on cash and cash equivalents	(1,478)	(4,411)	(775)	(5,945)
Net increase (decrease) in cash and cash equivalents	(87,222)	9,156	(140,694)	74,251
Cash and cash equivalents, beginning of period	300,560	410,705	354,032	345,610
Cash and cash equivalents, end of period	$213,338	$419,861	$213,338	$419,861

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q2	Q1	Q2	YTD	YTD
	2023	2023	2022	2023	2022
Net income (loss)	$(98,306)	$(30,578)	$71,372	$(128,884)	$160,269
Income tax provision (recovery)	(27,479)	(5,356)	34,126	(32,835)	58,362
Interest expense	20,091	19,047	17,332	39,138	34,796
Other income	(3,138)	(3,234)	(8,799)	(6,372)	(17,045)
Operating income (loss)	(108,832)	(20,121)	114,031	(128,953)	236,382
Add: Depreciation and amortization	40,152	47,591	31,028	87,743	63,144
Operating EBITDA	$(68,680)	$27,470	$145,059	$(41,210)	$299,526